UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 26, 2019

EYEGATE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36672	98-0443284
(Commission File Number)	(IRS Employer Identification No.)

271 Waverley Oaks Road Suite 108 Waltham, MA	02452
(Address of principal executive offices)	(Zip Code)

(781) 788-9043

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $0.01 par value	EYEG	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Change in Control Severance Plan

On November 26, 2019, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of EyeGate Pharmaceuticals, Inc. (the “Company”) adopted the Amended and Restated EyeGate Pharmaceuticals, Inc. Change in Control Severance Plan (the “Amended and Restated Plan”). The Amended and Restated Plan amends the previously-adopted Change in Control Severance Plan by, among other things, revising the definition of Qualified Termination therein to include certain terminations that occur after any definitive agreement in connection with a change in control of the Company is executed.

The Amended and Restated Plan provides the Company with assurance that it will have the continued dedication of, and the availability of objective advice and counsel from, executives and other employees of the Company and to promote certainty and minimize potential disruption for employees of the Company in the event the Company is faced with or undergoes a change in control. All full-time employees of the Company are participants in the Amended and Restated Plan, with the exception of the Company’s President and Chief Executive Officer. Under the Amended and Restated Plan, upon a termination of employment without Cause by the Company or for Good Reason by the employee (as such terms are defined in the Amended and Restated Plan), in either case during the period beginning on the date a definitive agreement for a Change in Control (as defined in the Amended and Restated Plan) is fully executed and ending on the six-month anniversary of the consummation of the Change in Control, subject to the execution of a release of claims, the Company’s full-time employees (other than Mr. From) would be entitled to the following compensation and benefits:

•	a lump sum severance payment equal to three weeks of such employee’s then-effective base salary rate for each year of service completed by the employee, subject to the following minimum and maximum amounts:

•	for all participants that are executive officers or have the title of vice president or higher, a minimum amount equal to 26 weeks of base salary and a maximum amount equal to 52 weeks of base salary, and

•	for all other participants, a minimum amount equal to eight weeks of base salary and a maximum amount equal to 26 weeks of base salary;

•	a lump sum payment of the employee’s prorated annual incentive award for the year of termination, determined assuming achievement of target performance;

•	the payment of any annual incentive that has been earned but not yet paid in respect of any performance period that has concluded as of the executive officer’s termination of employment; and

•	payment of health insurance premiums under COBRA for six months following the date of termination, provided that all such premium payments will cease if the executive officer becomes entitled to receive health insurance coverage under another employer-provided plan.

In the event that any payments under the plan are subject to Section 280G of the Internal Revenue Code, such payments will be reduced, unless not reducing the amount would result in an after-tax benefit to the employee of at least 5% greater than the reduced amount. The Amended and Restated Plan does not provide excise tax gross-ups on payments to participants.

The foregoing description of the Amended and Restated Plan is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Amended and Restated Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

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Amendment to Employment Agreement

On November 26, 2019, following approval by the Compensation Committee, the Company entered into an Amendment to the Third Amended and Restated Employment Agreement (the “Employment Agreement Amendment”) with Stephen From, the Company’s President and Chief Executive Officer. The Employment Agreement Amendment amends Mr. From’s current employment agreement with the Company to (i) revise the transaction value thresholds and severance amounts payable to Mr. From upon the occurrence of a Change of Control (as defined in the Employment Agreement Amendment) of the Company, with the payment amount to be determined based on the value of the transaction that results in the Change of Control, up to a maximum of 1.5% of the transaction value, and (ii) increase the bonus amount payable to Mr. From in connection with a termination of Mr. From’s employment by the Company without Cause or by Mr. From for Good Reason (as such terms are defined in the Employment Agreement Amendment), such that Mr. From would be entitled to 1.5 multiplied by the maximum performance bonus that he would have been eligible to receive in the year of termination, assuming achievement of all applicable performance metrics at their target level.

The foregoing description of the Employment Agreement Amendment is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Employment Agreement Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The Company hereby files the following exhibits:

10.1#	EyeGate Pharmaceuticals, Inc. Amended and Restated Change in Control Severance Plan.

10.2#	Amendment to Third Amended and Restated Employment Agreement by and between EyeGate Pharmaceuticals, Inc. and Stephen From, dated as of November 26, 2019.

#	Management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Stephen From
Stephen From
President and Chief Executive Officer

Date: December 3, 2019

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